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                                                                    Exhibit 99.1




                         United National Bancorp Reports
                             Third Quarter Earnings

Bridgewater, NJ--October 22, 2003--United National Bancorp (Nasdaq: UNBJ), parent company of UnitedTrust Bank, today reported net income of $3.2 million, or $0.17 per diluted share, for the third quarter of 2003 after the recognition of $4.6 million, or $0.24 per diluted share, in after-tax merger charges incurred during this quarter. Net income for the third quarter of 2003 declined 44% from the $5.7 million reported in the third quarter of 2002, while net income per diluted share fell 50% from $0.34 for the same comparison. Adjusting third quarter net income in both 2003 and 2002 for after-tax merger charges, net income amounted to $7.8 million in the third quarter of 2003, an increase of 24% from adjusted net income of $6.3 million in the third quarter of 2002. Adjusted net income per diluted share was $0.41 in the third quarter of 2003 compared to $0.38 in the same quarter of last year, representing an 8% increase.

For the first nine months of 2003, net income was $18.4 million or $0.96 per diluted share compared with $12.7 million or $0.82 per diluted share for the same period of 2002. Adjusting the nine months net income in both 2003 and 2002 for the after-tax merger charges, net income amounted to $23.0 million, an increase of 67% from adjusted net income of $13.8 million in the same period of 2002. Adjusted net income per diluted share was $1.21 for the nine months of 2003 compared to $0.89 in the same period of last year, representing a 36% increase.

"We are pleased with our third quarter earnings, after adjusting for the charges related to our pending merger with The PNC Financial Services Group," stated Thomas C. Gregor, chairman and chief executive officer of United National Bancorp. "On the lending side, we continue to experience strong growth in our 2003 third quarter average commercial, residential mortgage, and consumer loan portfolios over the first two quarters of this year. Since January 1, our total loans have grown $320 million or 19%, representing an annual growth rate of 26%."

Mr. Gregor added, "Deposits have also grown, increasing $68 million from year-end 2002, despite a $108 million decline in higher-cost time deposits. Excluding time deposits, our deposits have increased 13% from year-end 2002, representing an annual growth rate of 18%."

On a linked-quarter basis, third quarter results for 2003, adjusted for the impact of merger charges, were $0.41 per diluted share, modestly above the $0.40 per diluted share earned in the second quarter of 2003. Both net interest and non-





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interest income increased during the third quarter from the immediately preceding quarter, while non-interest expense rose modestly.

In August 2003, The PNC Financial Services Group, Inc. (PNC) and United National Bancorp signed a definitive agreement for PNC to acquire United National Bancorp for approximately $638 million in stock and cash. The transaction, which is expected to close in January 2004, is subject to customary closing conditions, including regulatory approvals and the approval of United National Bancorp shareholders.

Net Interest Income (Tax Equivalent Basis)
During the third quarter of 2003, net interest income increased 24.1% to $26.5 million from $21.3 million in the same quarter of 2002. This growth resulted from an increase of $638 million in average interest earning assets, of which $420 million was related to the acquisition of Vista Bancorp during the third quarter of 2002, with the remainder primarily due to increased loan growth. A 17 basis-point narrowing of the net interest margin in the third quarter of 2003 from the same quarter of 2002 served to limit the growth in net interest income. On a linked-quarter basis, net interest income grew modestly from the $26.2 million earned in the second quarter of 2003. This increase resulted from a 3.8% growth in average interest earning assets, but was partially offset by a 12 basis-point narrowing in the net interest margin. Third quarter net interest income for 2003 was adversely affected by the elimination of the third quarter dividend on the Federal Home Loan Bank of New York (FHLBNY) stock held by the Bank, which reduced net interest income by $221,000 in the third quarter and net interest margin by three basis points in the same period.

For the first nine months of 2003, net interest income was $77.4 million, or 31.7% higher than the $58.8 million earned in the same period of 2002 primarily due to the impact of the Vista merger and an increase in average loans and investment securities. A 17 basis-point narrowing of the net interest margin during the first nine months of this year from the same period of last year partially offset the favorable effect of the increase in average interest earning assets.

The net interest margin for the third quarter of 2003 declined to 3.80% from 3.97% in the third quarter of 2002, despite a five basis-point widening in the net interest spread. The 17 basis-point narrowing in the net interest margin was primarily attributable to a reduced contribution of net non-interest bearing funds resulting from the lower 2003 interest rate environment, a decline in the proportion of net non-interest bearing funds to total sources of funds principally due to the Vista merger, and to the aforementioned elimination of the dividend on FHLBNY stock during the third quarter of 2003.

On a linked-quarter basis, the net interest margin of 3.80% declined 12 basis points from 3.92% in the second quarter of 2003. This decrease was principally due to a more rapid decline in yields on average interest earning assets resulting from higher prepayment speeds on certain loans and securities than in rates on average deposits and short-term borrowings.





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For the first nine months of 2003, the net interest margin declined 17 basis points to 3.86% from 4.03% for the first nine months of last year, despite a five basis-point widening in the net interest spread during these periods. The favorable effect of the improvement in spread was more than offset by a reduced contribution of net non-interest bearing funds resulting from the lower 2003 interest rate environment and a decline in the proportion of net non-interest bearing funds to total sources of funds resulting from the Vista merger.

Loans
For the third quarter of 2003, average loans were $1,943 million compared to $1,408 million in the third quarter of 2002 and $1,811 million in the second quarter of 2003. Average loans for the third quarter of 2003 rose 38.0% and 7.3% from the third quarter of 2002 and the second quarter of 2003, respectively. The growth in average total loans in the third quarter over the same period of a year ago was due to the effect of the Vista merger coupled with growth in each major loan category. Excluding the impact of the Vista merger, average loans for the third quarter of 2003 increased $283 million or 22.7% over the third quarter of 2002. The 7.3% increase in average loans in the third quarter of 2003 from the preceding quarter of 2003 resulted primarily from an 8.3% growth in average commercial loans, a 10.4% rise in average residential mortgage loans and a 9.8% increase in average consumer loans.

For the first nine months of 2003, average loans increased $517 million or 39.7% to $1,819 million from $1,302 million for the first nine months of 2002. Excluding the impact of the Vista merger, average loans for the first nine months of 2003 increased $157 million or 12.6% over the same period of 2002. Average loan growth for the first nine months of 2003 over the comparable period of 2002 was attributable to the same factors noted for the third quarter year-to-year comparison.

Deposits
Average deposits for the third quarter of 2003 were $2,199 million, up $474 million or 27.4% from $1,725 million for the third quarter of 2002. Excluding the effect of the Vista merger, average deposits grew $98 million or 6.6% in the third quarter of 2003 from the same quarter of 2002. This deposit growth was concentrated in savings, money market, NOW and demand deposit accounts, which increased $154 million, while higher-cost time deposits fell $56 million. On a linked-quarter basis, average deposits increased modestly.

For the first nine months of 2003, average deposits grew $666 million or 43.7% to $2,189 million from $1,523 million for the same period of last year. Excluding the effect of the Vista merger, average deposits for the first nine months of 2003 increased $131 million or 9.1% compared to the same period of 2002. This deposit growth was concentrated in savings, money market, NOW and demand deposit accounts, which increased $149 million, while higher-cost time deposits declined $18 million.





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Non-Interest Income
Third quarter non-interest income for 2003 amounted to $8.0 million, up 50.9% from the $5.3 million earned in the third quarter of 2002 and up 6.7% from the $7.5 million earned in the second quarter of 2003. The growth in non-interest income from the third quarter of last year was principally attributable to higher investment securities gains, the effect of the Vista merger, increased deposit service fee income and higher gains on the sale of residential mortgage and SBA loans. On a linked-quarter basis, the increase was due to higher deposit service fee income and increased gains on the sale of residential mortgage and SBA loans. The investment securities gains realized during the third quarter of 2003 were primarily from the sale of bank equity securities.

For the first nine months of 2003, non-interest income increased 41.8% to $24.1 million from the $17.0 million earned in the same period of 2002. The principal factors affecting the nine-month comparison were the same factors noted for the third quarter year-to-year comparison, partially offset by a $1.2 million recovery on the dissolution of a joint venture in the first quarter of 2002 and a $920,000 gain on a credit card disposition in the second quarter of 2002.

Non-Interest Expense
Non-interest expense for the third quarter of 2003 was $28.0 million, up $10.3 million from $17.7 million for the third quarter of 2002 and up $7.0 million from $21.0 million in the second quarter of 2003. The increase over the third quarter of 2002 was primarily due to the recognition of $6.8 million in merger related expenses incurred in connection with the pending merger with PNC, the impact of the Vista merger, higher pension and healthcare costs, and $970,000 in interest penalties on the prepayment of certain long-term FHLB borrowings. The growth in linked-quarter non-interest expense was attributable to the aforementioned PNC merger charges and prepayment penalties on FHLB borrowings, partly offset by a decline in salaries and benefits related to certain employment termination costs incurred in the second quarter of 2003.

For the first nine months of 2003, non-interest expense increased 43.4% to $70.1 million from the $48.9 million incurred during the same period of 2002. The same factors noted in the comparison of third quarter 2003 expenses to those of the same period of 2002 also contributed to the expense increase for the first nine months of 2003, as well as increased snow removal/parking lot maintenance costs, higher proxy solicitation expenses and costs relating to the settlement of a lawsuit.

Asset Quality
Non-performing assets were $18.4 million at September 30, 2003, $17.0 million at June 30, 2003 and $17.7 million at September 30, 2002. Non-performing assets as a percentage of total loans and foreclosed assets were 0.92% at September 30, 2003, 0.89% at June 30, 2003 and 1.07% at September 30, 2002. The $1.4 million increase in non-performing assets between September 30, 2003 and June 30, 2003 was due to an increase in loans past due 90 days or more but still accruing.





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The allowance for loan losses was $23.0 million at September 30, 2003, $22.1 million at June 30, 2003 and $20.8 million at September 30, 2002. The allowance for loan losses as a percentage of total loans was 1.16% at both September 30 and June 30, 2003, and 1.26% at September 30, 2002.

Financial Ratios
The return on average assets was 0.41% for the third quarter of 2003, 0.96% for the third quarter of 2002 and 1.02% for the second quarter of 2003. The return on average stockholders' equity amounted to 4.85% for the third quarter of 2003, 10.95% for the same quarter of 2002 and 11.40% for the second quarter of 2003. Both the returns on average assets and on average stockholders' equity were adversely affected by the recognition of $4.6 million in after-tax merger charges in the third quarter of 2003 and $632,000 in after-tax merger charges in the third quarter of 2002. If the effect of these merger charges after taxes is excluded, the adjusted return on average assets would be 1.00% for the third quarter of 2003 and 1.07% for same quarter of 2002 while the adjusted return on stockholders' equity would be 11.80% and 12.16%, respectively.

For the first nine months of 2003, the return on average assets was 0.82% compared to 0.80% for the same period of 2002, while the return on average stockholders' equity for these periods was 9.24% and 9.76%, respectively. If the effect of merger charges after taxes is excluded, the adjusted return on average assets would be 1.03% for the first nine months of 2003 and 0.87% for same period of 2002 while the adjusted return on stockholders' equity would be 11.55% and 10.61%, respectively.

General Information
United National Bancorp is a $3.1 billion asset holding company for UnitedTrust Bank, a state-chartered FDIC-insured commercial bank headquartered in Bridgewater, New Jersey operating 52 community banking offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey and Lehigh and Northampton counties in Pennsylvania. The Bank provides retail banking, alternative financial products, insurance services, business banking services, commercial lending, construction and commercial real estate lending, consumer and mortgage lending and trust and investment services. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at www.unitedtrust.com.


The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about our confidence and strategies and our expectations about earnings, opportunities, and market conditions. These statements may be identified by such forward-looking terminology as "expect", "believe", "anticipate", "optimistic", or by expressions of confidence such as "for the coming months", "consistent", "continue", "strong", "superior" or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, expected





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benefits, cost savings and other benefits from the Vista acquisition or other planned programs not being realized or not being realized within the expected time frame; income or revenues from the Vista acquisition or other planned programs being lower than expected or operating costs higher; efficiencies of our operations not improving as a result of certain cost cutting measures, competitive pressures in the banking or financial services industries increasing significantly; business disruption related to program implementation or methodologies; weakening of economic conditions in New Jersey or Pennsylvania; changes in legal, regulatory and tax structures; and unanticipated occurrences delaying planned programs or initiatives or increasing their costs or decreasing their benefits. Actual results may differ materially from such forward-looking statements. The Company does not assume any obligation for updating any such forward-looking statements at any time.





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Contact: media, Donald E. Reinhard, 908-429-2370, or investors, Alfred J. Soles,
908-429-2406, both of United National Bancorp.

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